SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (D)
                     of the Securities Exchange Act of 1934


                                February 11, 2003
                Date of Report (date of earliest event reported)

                            Reliability Incorporated
             (Exact name of Registrant as Specified in Its Charter)

                                      Texas
                 (State or Other Jurisdiction of Incorporation)


            0-7092                                  75-0868913
   (Commission File Number)             (IRS Employer Identification No.)

           16400 Park Row
       Post Office Box 218370
            Houston, Texas                          77218-8370
(Address of Principal Executive Offices)            (Zip Code)

                                  281-492-0550
              (Registrant's Telephone Number, Including Area Code)



          (Former Name or Former Address if Changed Since Last Report)

Items 1 - 4.       Not Applicable.

Item 5.            Other Events.

The Registrant issued the following Press Release on February 11, 2003


               Reliability Incorporated Reports Results for 2002

     HOUSTON--(BUSINESS WIRE)--Feb. 11, 2003--Reliability Incorporated (Nasdaq:REAL) today announced that revenues for the year ended Dec. 31, 2002 were $4,041,000, resulting in a net loss of $5,089,000, or $.80 per diluted share. Revenues for the same period of 2001 were $12,082,000, resulting in a net loss of $4,347,000, or $.67 per diluted share. Operations for the year ended Dec. 31, 2002 include a $2,146,000 provision ($691,000 of which was recorded in the quarter ended Dec. 31, 2002) for asset impairment charges, restructuring the Power Sources segment and employee severance costs. A tax benefit of $3,751,000 was recorded for the year of 2002, of which $1,033,000 was recorded in the fourth quarter ended Dec. 31, 2002. $2.2 million of the total tax benefit ($1,650,000 and $550,000 was recorded in the third and fourth quarters of 2002, respectively) related to liquidating the Costa Rica subsidiary. Operations for the year ended Dec. 31, 2001 included a $420,000 provision ($366,000 of which was recorded in the quarter ended Dec. 31, 2001) for an asset impairment charge and the write-off of impaired fixed assets and goodwill. The total tax benefit for 2001 was $745,000.
     Revenues for the fourth quarter ended Dec. 31, 2002 were $453,000, resulting in a net loss of $1,421,000 or $.22 per diluted share. Revenues for the same quarter in 2001 were $1,334,000, resulting in a net loss of $2,045,000 or $.32 per diluted share. Backlog was $99,000 on Dec. 31, 2002 compared to $729,000 as of Dec. 31, 2001.

     Larry Edwards, president and CEO, commented,

     "Although 2001 was a very bad year, 2002 was even worse, and the outlook for the first part of 2003 is more of the same. Our revenue for 2001 was down 46% as compared to revenue for 2000, but revenue for 2002 was down 67% as compared to revenue for 2001. The legacy for the year of 2002 may be the distinction of being the worst year in the history of the semiconductor industry, the semiconductor equipment industry, and Reliability. Our revenue for the fourth quarter of 2002 was $0.5 million as compared to the forecast of $0.6 to $1.0 million. The shortfall in revenue was primarily due to the Services operation in Singapore where the demand for our memory burn-in and test decreased again and our microprocessor burn-in stopped at the end of October 2002. The net loss for the quarter was $1.4 million or $.22 per diluted share, which was greater than the forecasted per share loss of $.11 to $.18. The fourth quarter loss was larger than forecast primarily due to an unforecasted $500,000 asset impairment charge to totally write off our preferred stock investment in a start up company developing 10 Gigabit MAN products. The fourth quarter marks the end of a terrible year in which the Company lost $5.1 million on revenues of $4.0 million. The loss for the year of 2002 was reduced by a U.S. tax benefit of $3.8 million, of which $2.2 million was a result of the Power Sources restructuring, consolidating the Power Sources segment in Houston, and closing the facility in Costa Rica. The tax benefit was partially offset by a host of non-recurring charges of $2.1 million, which included $1.4 million in non-cash asset impairment charges ($700,000 on the building in North Carolina, which is an asset awaiting sale, and $500,000 to write off a preferred stock investment) and $700,000 for severance payments to employees who were terminated to reduce our costs and align our staffing with our reduced revenue. In addition, the Company curbed spending by reducing salaries by 15% for executives and 10% for managers, forced plants to take extended shutdowns for holidays, cut hours, and reduced travel and other discretionary expenses. Bookings for new orders and revenue both decreased sharply during the fourth quarter of 2002 to the lowest level of the year, which resulted in our backlog closing at $99,000 on Dec. 31, 2002 as compared to $250,000 as of Sept. 30, 2002.
     "Despite the fact that the markets the Company serve have been depressed for a very long period of time, our cash was $6.1 million as of Dec. 31, 2002, our working capital was $10.6 million, and we have maintained the debt free status of the Company. Our current ratio was a very strong 12.9 to 1, and our net worth was $17.2 million or $2.71 per share. During 2003 we expect a U.S. income tax refund of approximately $3.7 million about mid-year, which will benefit our liquidity. In addition, our liquidity should increase by over $815,000 in January of 2003 due to the sale of our building in Costa Rica, which will be reported as a subsequent event in our 10-K for 2002. A capital gain of $155,000 on the sale of the building will be reported in the first quarter of 2003. In 2002 we invested $2.5 million in R&D. A large portion of the R & D expense was used to develop the Criteria 20, which is our next generation micrologic burn-in and test system. The Company plans to continue to review its expenses and cost controls, but we will also continue to invest in the future via capital asset investments, research and development for new products, and may, from time to time, repurchase Reliability stock, when appropriate.
     "The following statements are forward-looking, based on our current expectations, and actual results may differ materially. We are still concerned by the uncertainty in the global economy, and the lack of growth in the semiconductor industry, which has caused the largest decrease in the demand for semiconductor equipment in history (a 27% decline in semiconductor equipment in 2002 after a 37% decrease in 2001, and a forecast for growth in 2003 of approximately 3%). The U.S. Test and Assembly Industry book-to-bill ratio, which had been below 1.0 for 18 straight months, finally exceeded 1.0 in February 2002 and stayed above 1.0 through July of 2002. Although this was good news for the industry, it was short lived, as the ratio dropped to 0.77 in August 2002 and has not returned to 1.0 since, which is a good indicator that demand for both semiconductor equipment and the Company's products and services has not started a meaningful recovery. What appeared to be a bright spot now appears to be a false start. Bookings and billings must both increase substantially for the industry and the Company's products and services to have a meaningful recovery. Therefore, we expect the Company's revenue will still bump along at depressed levels for the first half of 2003. We are forecasting a loss of $.28 to $.32 per diluted share for the first quarter of 2003, since there will be no tax benefits for 2003, on revenues of $0.3 to $0.8 million.
     "Nonetheless, we have refocused and repositioned our products and services, and we are optimistic about the long-term opportunities and challenges that we face. We believe that when the semiconductor industry recovers, demand for Testing Products and Services that can provide equipment to deliver higher power and offer greater heat removal will lead the recovery. We also believe that Reliability has logical solutions to these more stringent technical specifications with our Criteria 18 HD Plus and Criteria 18 HP. We plan to continue our R&D expenditures so we can offer new features for these systems and the Criteria 20, which is on a totally new platform for customers who require a step function increase in performance. Almost all of the potential customers for the Criteria 20 are looking for a system which will process the next two to three generations of their devices. Therefore, as time has passed our customers have continued to increase the technical specifications of the system that they would like to purchase, so we have had to continue to develop features for the Criteria 20 to keep up with the higher performance that is required. If we receive an order in the first half of 2003 with specifications similar to what we expect, and provided we have no unanticipated technical challenges, we expect to be able to ship the initial production machine in 20 to 26 weeks. However, delivery will be very dependent on the exact feature set purchased. Requests for samples of our new Power Sources, particularly 15 and 25 watt converters, remained strong, and we believe we have had more of our converters designed into our customers' products in the last two years than we have had for many years. However, even though the number of design wins has been high, few of our customers have put their products into volume production. We believe that when our customers actually start volume production, we should see a large increase in the demand for our Power Sources. With a solid balance sheet and a new set of product features and services, we believe the Company is well positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in R&D and capital equipment in order to keep the Company positioned for growth in the future."

     For more information see the Company's Web site www.relinc.com.

     Reliability Incorporated is based in Houston, with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.


                            RELIABILITY INCORPORATED
                            STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                     Twelve Months      Three Months
                                         Ended             Ended
                                      December 31,      December 31,
                                     2002     2001     2002     2001
                                   -------- -------- -------- --------
REVENUES                            $4,041  $12,082     $453   $1,334

COSTS AND EXPENSES:
    Cost of revenues                 4,351    9,453      849    1,607
    Marketing, general and
     administrative                  4,018    4,978      942      991
    Research and development         2,497    2,932      446      752
    Asset impairment, restructuring
     and severance costs             2,146      420      691      366
                                   -------- -------- -------- --------
        Total expenses              13,012   17,783    6,928    3,716
                                   -------- -------- -------- --------
Operating (loss)                    (8,971)  (5,701)  (2,475)  (2,382)
Interest income                        131      609       21       75
                                   -------- -------- -------- --------
Income (loss) before income taxes   (8,840)  (5,092)  (2,454)  (2,307)
Provision (benefit) for income
 taxes                              (3,751)    (745)  (1,033)    (262)
                                   -------- -------- -------- --------
NET (LOSS)                         $(5,089) $(4,347) $(1,421) $(2,045)
                                   ======== ======== ======== ========
(LOSS) PER SHARE:
    Basic                            $(.80)   $(.67)   $(.22)   $(.32)
                                   ======== ======== ======== ========
    Diluted                          $(.80)   $(.67)   $(.22)   $(.32)
                                   ======== ======== ======== ========
Weighted average shares:
    Basic                            6,336    6,486    6,336    6,357
                                   ======== ======== ======== ========
    Diluted                          6,336    6,486    6,336    6,357
                                   ======== ======== ======== ========

                            RELIABILITY INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                        December 31,
                                                       2002     2001
                                ASSETS
Current assets:
    Cash and cash equivalents                         $6,117  $12,302
    Accounts receivable                                  296      717
    Inventories                                        1,326      876
    Refundable income taxes                            3,677      345
    Deferred tax assets                                    -      166
    Other current assets                                  86      184
                                                     -------- --------
         Total current assets                         11,502   14,590
                                                     -------- --------
Property, plant and equipment, at cost, net of
 accumulated depreciation of $14,130 in 2002
 and $13,649 in 2001                                   4,423    6,110

Investments                                              178      782
Assets held for sale                                    2005    2,035
                                                     -------- --------
                                                     $18,108  $23,517
                                                     ======== ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                    $122     $196
    Accrued liabilities                                  652      847
    Income taxes payable                                  29       29
    Accrued restructuring costs                           92        -
                                                     -------- --------
         Total current liabilities                       895    1,072
                                                     -------- --------
Deferred tax liabilities                                  53      128

Stockholders' equity:
    Common stock, without par value;
     20,000,000 shares authorized;
     6,690,265 shares issued in 2002
     and 2001                                          9,614    9,614
    Retained earnings, net of $7,772 in
     treasury stock retired during 1999                8,667   13,757
    Accumulated other comprehensive (loss)
     income                                              (27)      40
    Less treasury stock, at cost, 354,300
     shares in 2002 and 2001                          (1,094)  (1,094)
                                                     -------- --------
         Total stockholders' equity                   17,660   22,317
                                                     -------- --------
                                                     $18,108  $23,517
                                                     ======== ========


    CONTACT: Reliability Incorporated, Houston
             Larry Edwards, 281/492-0550 Ext. 200
             or
             Jay Harwell, 281/492-0550 Ext. 202
             Fax: 281/492-0615
             www.relinc.com

Items 6 - 9.         Not Applicable


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Reliability Incorporated
                                            (Registrant)




Date: February 11, 2003              By:/s/ James Harwell
                                        -----------------
                                        James Harwell
                                        Executive Vice President and
                                          Acting Chief Financial Officer